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                                                                    EXHIBIT 12.1

                   STATEMENT REGARDING COMPUTATION OF RATIOS

                                                        YEARS ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            2000        2001      2002       2003       2004
                                          ---------   --------   -------   --------   --------
Income (loss) from continuing operations
  before income taxes, minority interest
  and cumulative effect of accounting
  change................................  $(781,182)  $ 14,619   $ 7,002   $ 91,551   $104,768
Distributions from affiliates...........      6,700         --        --         --         --
Equity (earnings) loss from
  affiliates............................     21,438        358       153       (119)       631
Fixed charges...........................    153,330    133,718    91,910     78,948     79,033
Less interest capitalized...............     (8,330)        --        --       (900)    (5,839)
                                          ---------   --------   -------   --------   --------
Earnings................................  $(608,044)  $148,695   $99,065   $169,480   $178,593
                                          =========   ========   =======   ========   ========
Interest expense........................  $ 129,316   $110,605   $80,094   $ 70,543   $ 66,444
Interest capitalized....................      8,330         --        --        900      5,839
Amortization of debt discount and
  premium and issuance expense..........     15,684     23,113    11,816      7,505      6,750
                                          ---------   --------   -------   --------   --------
Fixed charges...........................  $ 153,330   $133,718   $91,910   $ 78,948   $ 79,033
                                          =========   ========   =======   ========   ========
Ratio of Earnings to Fixed Charges(1)...        N/A        1.1x      1.1x       2.1x       2.3x
                                          =========   ========   =======   ========   ========

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(1) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs. Deficiency in earnings available to cover fixed charges for the year ended December 31, 2000 was $761.4 million. This deficit is primarily the result of impairment losses of $527.8 million and the write-off of amounts under lease arrangements of $11.9 million.